Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES FOURTH QUARTER AND RECORD FULL YEAR 2024 FINANCIAL AND OPERATING RESULTS AND YEAR-END 2024 RESERVES

HOUSTON – March 13, 2025 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) ("Vaalco" or the "Company") today reported operational and financial results for the fourth quarter and full year of 2024 and year-end 2024 reserves. The Company also provided 2025 operational and financial guidance for the first quarter and full year of 2025.
Fourth Quarter 2024 Highlights:
•Reported net income of $11.7 million ($0.11 per diluted share) and Adjusted EBITDAX(1) of $76.2 million;
•Produced 20,775 net revenue interest (“NRI”)(2) barrels of oil equivalent per day ("BOEPD") or 25,300 Working interest (“WI”)(3) BOEPD, both at the midpoint of guidance; and
•Sold 20,352 NRI BOEPD in Q4 2024, toward the high end of guidance.
2024 Full Year Highlights:
•Reported full year ("FY") 2024 net income of $58.5 million ($0.56 per diluted share) and net cash from operating activities of $113.7 million;
•Generated record Adjusted EBITDAX(1) of $303.0 million in FY 2024;
•Grew production in 2024 by 7% year-over-year to 19,936 NRI(2) BOEPD, at the midpoint of the Company's increased guidance;
◦WI(3) production of 24,738 BOEPD, was also at the midpoint of Vaalco's increased guidance;
•Sold 19,843 NRI BOEPD, above the midpoint of the Company's increased guidance;
•Increased year-end 2024 SEC proved reserves by 57% to 45.0 million barrels of oil equivalent (“MMBOE”);
•Closed the accretive all cash acquisition of Svenska Petroleum Exploration AB (“Svenska”) for a net purchase price of $40.2 million;
◦Strategically expanded West African focus area with a sizeable producing asset that has significant upside potential and future development opportunities in Cote d’Ivoire, a well-established and investment-friendly country;
◦Paid back 1.8x(4) Vaalco's initial net investment in Côte d’Ivoire in the eight months since closing and the performance of the asset has tracked well ahead of the Company's expectations at the time of the acquisition;
•Completed Production Sharing Contracts (“PSCs”) with the Government of Gabon for the offshore Niosi Marin and Guduma Marin exploration blocks; and
•Returned $33 million to shareholders in 2024, as well as $83.4 million over the past two years through dividends and buybacks.
2025 Key Items and Outlook:
•Entered into new revolving credit facility with an initial commitment of $190 million with the ability to grow to $300 million, secured by Vaalco’s Gabon, Egypt and Côte d’Ivoire assets;
•Acquired 70% WI(3) in and will operate the CI-705 block in offshore Côte D’Ivoire;
•Planning a 2025 capital budget of $270 to $330 million, including a drilling campaign at Etame, Côte d’Ivoire Floating Production Storage and Offloading vessel ("FPSO") Dry Dock Refurbishment Project and continued drilling in Egypt and Canada; and
•Target to return over $25 million to shareholders through Vaalco’s dividend program.

(1)Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”
(2)All NRI sales and production rates are Vaalco's working interest volumes less royalty volumes, where applicable.
(3)All WI production rates and volumes are Vaalco's working interest volumes, where applicable.
(4)Payback of 1.8x is based on unaudited operational cash flow for the Côte d’Ivoire assets compared to the acquisition price of $40.2 million as of December 31, 2024.

George Maxwell, Vaalco’s Chief Executive Officer commented, “We have delivered another successful and record setting performance in 2024, where we continued to execute our strategic vision of maintaining operational excellence and profitably growing production and reserves. Since 2021, we have transformed Vaalco through acquisitions and organic growth, expanding our asset base, nearly tripling production and quadrupling proved reserves. We have consistently delivered operationally and financially, meeting or exceeding our guidance and generating record production, sales and Adjusted EBITDAX. We have accomplished all of this without losing sight of our commitment to sustainably return value to our shareholders and over the past two years have returned over $83 million through dividends and buybacks.”
“As we look forward to 2025, we are excited about the major projects that we have planned which are expected to deliver a step-change in organic growth across our portfolio in the coming years. We have another drilling campaign at Etame that we believe will expand our production and reserves considerably. In Côte D’Ivoire, we have commenced the FPSO refurbishment project and are preparing for a drilling campaign in 2026 to augment the production and economic life of the Baobab field. In Egypt and Canada, we continue to drill, recomplete and workover wells adding to our production base and cash flows. We also have exciting opportunities in offshore Gabon with the Niosi Marin and Guduma Marin exploration blocks that are located in close proximity to the prolific producing fields of Etame and Dussafu. We have farmed into and are operator of the CI-705 block, in offshore Côte D’Ivoire, which is favorably located in a proven petroleum system, near existing infrastructure with access to a strong growing domestic market and attractive upside potential. We are also excited to proceed with our plans to develop, operate, and begin producing from the discovery in Block P offshore Equatorial Guinea over the next few years. Financially, we are well-positioned to fund the meaningful growth and opportunities that we plan to pursue. Last week we announced a new credit facility that will supplement our internally generated cash flow and cash balance to assist in funding our robust organic growth projects.”

Mr. Maxwell concluded, “I am proud of all that we have accomplished and would like to thank our hard-working employees for helping us to achieve these milestones. We believe that we are well positioned to continue to execute operationally and financially to achieve even greater growth and value for the rest of the decade. Our focus remains fixed on maximizing value and generating strong operational cash flow to fund our numerous organic opportunities moving forward, all while continuing to return capital to our shareholders through our quarterly dividend policy.”

Operational Update
Egypt
Vaalco focused on enhancing production in 2024 through a series of planned workovers, as well as through interventions using the OGS-10 rig. Two additional workover recompletions were completed in the fourth quarter of 2024. With the low cost of workovers, the well economics are strongly positive.
A summary of the Egyptian workover campaign's impact in fourth quarter of 2024 is presented below:

Vaalco Egypt 2024 Workover Wells
Well	Workover date	Type	Completion Zone	Perforation Interval (ft)	IP-30 Rate (BOPD)(a)
H-28	3-Nov-24	Recompletion	Lower Yusr	13.1	50
Hoshia-10	11-Dec-24	Recompletion	Lower Rudeis	20.0	300
a)Initial Production; 30 day duration

The fourth quarter 2024 drilling campaign started with Arta-92 and Arta-93, in December 2024. The Arta-92 well successfully increased production levels, achieving an initial 30-day average rate of 428 barrels of oil per day ("BOPD") and the Arta-93 has recently come online with an initial 30-day average rate of 95 BOPD.

Vaalco Egypt Fourth Quarter 2024 New Wells
Well	Spud date	Initial Completion Date	Completion Zone	Perforation Interval (ft)	IP-30 Rate (BOPD)(a)
Arta-92	12/2/2024	18-Dec-24	Redbed	13.1	428
Arta-93	12/14/2024	28-Dec-24	Redbed	20	95
a)Initial Production; 30 day duration

Canada

The 2024 drilling campaign commenced in January 2024 with all four wells drilled, completed and brought onto production by Q2 2024. In the fourth quarter of 2024, the Company drilled a step-out well in its southern acreage. Vaalco has minimal horizontal subsurface information in this area and the well, if successful, could prove up additional long lateral wells in the future with the potential to add proved undeveloped locations. The Company is continuing to monitor the well's flowback as it has only recently come online in the first quarter of 2025.

Vaalco Canada Fourth Quarter 2024 Well
Well	Spud date	Net Pay (ft)	Penetrated Pay Zones	Completion Zone	Perforation Interval (ft)	IP-30 Rate (BOEPD)
1-32-28-3W5	10/31/2024	2.0-Mile Hz (4,400m, 14,430ft)	Upper Bioturbated Cardium	Cardium	104 Stg x 15T Hydraulic Fracture Treatment	TBD
Gabon
In October 2022, Vaalco successfully completed its transition to a Floating Storage and Offloading vessel (“FSO”) and related field reconfiguration processes. This project provides a low cost FSO solution that increases the storage capacity for the Etame block and improved operational performance. The Company continues to demonstrate operational excellence, production uptime and enhancement in 2024 to optimize production until the next drilling campaign.
In December 2024, Vaalco secured a rig for the 2025/26 drilling campaign at Etame. Vaalco is currently finalizing locations and planning for the next drilling campaign, which is expected to commence in Q3 2025.
The Company recently completed the documentation with the Government of Gabon for the offshore Niosi Marin and Guduma Marin exploration blocks. This follows the technical provisional award announced in October 2021 granting Vaalco a 37.5% non-

operating working interest in the Niosi Marin Block (previously G12-13) and the Guduma Marin Block (previously H12-13) located in shallow waters offshore Gabon, with BW Energy as operator (also holding a 37.5% working interest) and Panoro Energy as a non-operating joint owner with a 25% working interest. The Niosi and Guduma blocks cover areas of 2,974 square kilometers (“km²) and 1,927 km², respectively. The Niosi Block is located adjacent to the Etame Marin Permit, where Vaalco operates a successful ongoing exploration and production campaign. To date, the Etame Marin partners have produced and discovered over 150 million barrels of oil, with multiple fields brought online. The area benefits from significant infrastructure investments, including processing facilities and a new FSO vessel installed by Vaalco in 2022 which is located adjacent to the Niosi Marin blocks. The blocks are also adjacent to BW Energy and Panoro Energy’s Dussafu PSC offshore Southern Gabon, which is another area of significant successful exploration and development.
Côte d'Ivoire
During the fourth quarter, three liftings took place. In October 2024, 671,166 gross barrels were lifted or 142,674 net barrels to Vaalco. In November 2024, 514,559 gross barrels were lifted or 154,249 net barrels to Vaalco. In December 2024, 286,904 gross barrels were lifted or 81,569 net barrels to Vaalco.
Work with Modec, the operator of the Baobab FPSO, on the dry docking project for the FPSO, continued in the fourth quarter of 2024. In alignment with the project timeline, the FPSO Baobab Ivoirien MV10, ceased hydrocarbon operations as scheduled on January 31, 2025. The final lifting of crude oil from the vessel took place in early February 2025. The project team has commenced mobilization efforts, deploying the necessary workforce support vessels and equipment to facilitate the safe disconnection of the FPSO. The vessel is planned to be towed to the shipyard in Dubai for refurbishment upon departure from the field in March 2025. Significant development drilling is expected to begin in 2026 after the FPSO returns to service with meaningful additions to production from the main Baobab field in CI-40.
In March 2025, Vaalco announced that it has farmed into the CI-705 block offshore Côte d’Ivoire. Vaalco is the operator of the block with a 70% working interest and a 100% paying interest though a commercial carry arrangement and is partnering with Ivory Coast Exploration Oil & Gas SAS and PETROCI. The CI-705 block is located in the prolific Tano basin and is approximately 70 kilometers (“km”) to the west of Vaalco’s CI-40 Block, where the Baobab and Kossipo oil fields are located, and 60 km west of ENI’s recent Calao discovery. Block CI-705 covers approximately 2,300 km2 and is lightly explored with three wells drilled to date on the block. The water depth across the block ranges from zero to 2,500 meters. Vaalco has invested $3 million to acquire its interest in the new block which it believes has significant prospectivity.

Year-End 2024 Reserves

Vaalco’s SEC proved reserves at December 31, 2024 increased by 57% to 45.0 MMBOE from 28.6 MMBOE at year-end 2023. Year-end 2024 reserves included 20.9 MMBOE in proved developed reserves and 24.1 MMBOE in proved undeveloped reserves. The Company’s SEC reserves were prepared by its third-party independent reserve engineers, Netherland, Sewell & Associates, Inc., (“NSAI”) that has provided annual independent estimates of Vaalco’s year-end SEC reserves for over 15 years and evaluates Vaalco's Gabonese, Ivorian and Egyptian reserves while GLJ Ltd. (“GLJ”) evaluates Vaalco's Canadian reserves. In 2024, the Company added 16.5 MMBOE of SEC proved reserves through the Svenska Acquisition and 7.2 MMBOE due to positive revisions. These additions were partially offset by 7.3 MMBOE of full year 2024 production. VAALCO had a reserve replacement ratio of 324% compared to the 7.3 MMBOE of production in 2024.

The standardized measure of Vaalco’s SEC proved reserves, utilizing SEC pricing increased to $379.4 million at December 31, 2024 from $341.9 million at December 31, 2023. This was primarily driven by the additions of reserves from the Svenska acquisition, offset by a decrease in year over year SEC prices which were utilized for the calculation and can be found in the Company’s Annual Report on Form 10-K disclosure, which is expected to be filed with the SEC on March 17, 2025.

MMBoe
Proved SEC Reserves at December 31, 2023	28.6
2024 Production	(7.3)
Revisions of Previous Estimates	7.2
Purchase of reserves	16.5
Proved SEC Reserves at December 31, 2024	45.0

At year-end 2024, NSAI and GLJ provided the 2P WI CPR estimates of proven and probable reserves which were prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2024 using VAALCO’s management assumptions for future commodity pricing and costs shown below under “WI CPR Reserves”. The 2P WI CPR reserves attributable to VAALCO’s ownership are reported on a WI basis prior to deductions for government royalties. Management's year-end 2024 2P WI CPR estimate of reserves is 96.1 MMBOE to VAALCO’s WI, an increase of 24% from 77.3 MMBOE at December 31, 2023. The present value discounted at 10% (“PV-10”) of VAALCO’s 2P WI CPR reserves at year-end 2024, utilizing management timing assumptions and escalated pricing and cost assumptions, is $686.6 million, up 9% from $630.9 million at December 31, 2023. The PV-10 increase is due to additional reserves from the Svenska acquisition, offset by a decrease due to pricing, natural decline in reserves and cost inflation.

See “PV-10 Value and Probable Reserves” and “WI CPR Reserves” for additional information related to 2P WI CPR reserves and 2P PV-10.
Financial Update – Fourth Quarter of 2024
Vaalco reported net income of $11.7 million ($0.11 per diluted share) for the fourth quarter of 2024, which was up 6% compared with net income of $11.0 million ($0.10 per diluted share) in the third quarter of 2024 and down compared to $44.0 million ($0.41 per diluted share) in the fourth quarter of 2023. The increase in earnings compared with the third quarter of 2024 was driven by lower production expenses, lower depreciation, depletion and amortization and significantly lower income tax expense, partly offset by lower sales volume in Q4 2024 of 1,872,000 BOE compared to a sales volume of 2,134,000 BOE in Q3 2024.
Adjusted EBITDAX totaled $76.2 million in the fourth quarter of 2024, an 18% decrease from $92.8 million in the third quarter of 2024 and down 20% from $95.9 million generated in the same period in 2023. The decrease was primarily due to lower sales and realized pricing.

Quarterly Summary - Sales and Net Revenue
$ in thousands	Three Months Ended December 31, 2024						Three Months Ended September 30, 2024
	Gabon	Egypt	Canada	Côte d'Ivoire		Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	54,172	59,010	6,685	28,045		$147,912	54,934	63,431	8,038	49,795	$176,198
NGL Sales	—	—	1,965	—		1,965	—	—	2,007	—	2,007
Gas Sales	—	—	421	—		421	—	—	225	—	225
Gross Sales	54,172	59,010	9,071	28,045		150,298	54,934	63,431	10,270	49,795	178,430

Selling Costs & carried interest	450	(130)	(319)	—	—	1	651	(173)	(351)	—	127
Royalties & taxes	(7,455)	(19,899)	(1,224)	—		(28,578)	(7,977)	(28,714)	(1,532)	—	(38,223)

Net Revenue	47,167	38,981	7,528	28,045		121,721	47,608	34,544	8,387	49,795	140,334

Oil Sales MMB (working interest)	733	923	99	379		2,134	709	964	112	632	2,417
Average Oil Price Received	$73.92	$63.92	$67.68	$73.90		$69.30	$77.45	$65.79	$71.55	$78.75	$72.87
Change						(5)%
Average Brent Price						$74.66					$79.84
Change						(6)%

Gas Sales MMCF (working interest)	—	—	431	—		431	—	—	449		449
Average Gas Price Received	—	—	$0.98	—		$0.98	—	—	$0.50		$0.50
Change						95%
Average Aeco Price ($USD)	—	—	$1.36	—		$1.36	—	—	$0.57		$0.57
Change						139%

NGL Sales MMB (working interest)	—	—	75	—		75	—	—	82		82
Average Liquids Price Received	—	—	$26.22	—		$26.22	—	—	$24.58		$24.58
Change						7%

Revenue and Sales	Q4 2024	Q4 2023	% Change Q4 2024 vs. Q4 2023	Q3 2024	% Change Q4 2024 vs. Q3 2024
Production (NRI BOEPD)	20,775	18,065	15%	21,770	(5%)
Sales (NRI BOE)	1,872,000	1,994,000	(6)%	2,134,000	(12%)
Realized commodity price ($/BOE)	$64.77	$73.96	(12%)	$65.41	(1)%
Commodity (Per BOE including realized commodity derivatives)	$64.48	$73.89	(13%)	$65.42	(1)%
Total commodity sales ($MM)	$121.7	$149.2	(18%)	$140.3	(13%)
In Q4 2024, Vaalco had a net revenue decrease of $18.6 million or 13% compared to Q3 2024 as total NRI sales volumes of 1,872,000 BOE was 12% lower than the Q3 2024 volumes of 2,134,000 BOE and 6% lower compared to 1,994,000 BOE for Q4 2023, primarily due to timing of offshore cargoes. Q4 2024 NRI sales were toward the higher end of Vaalco's guidance.
Q4 2024 realized pricing (net of royalties) was slightly lower compared to Q3 2024 and also 12% lower compared to Q4 2023.

Costs and Expenses	Q4 2024	Q4 2023	% Change Q4 2024 vs. Q4 2023	Q3 2024	% Change Q4 2024 vs. Q3 2024
Production expense, excluding offshore workovers and stock comp ($MM)	$36.5	$46.3	(21%)	$42.2	(14%)
Production expense, excluding offshore workovers ($/BOE)	$19.52	$23.27	(16%)	$19.80	(1%)
Offshore workover expense ($MM)	$0.1	$—	—%	$0.1	—%
Depreciation, depletion and amortization ($MM)	$37.0	$20.3	82%	$47.0	(21%)
Depreciation, depletion and amortization ($/BOE)	$19.79	$10.20	94%	$22.04	(10%)
General and administrative expense, excluding stock-based compensation ($MM)	$7.1	$6.1	16%	$6.0	18%
General and administrative expense, excluding stock-based compensation ($/BOE)	$3.80	$3.00	27%	$2.80	36%
Stock-based compensation expense ($MM)	$1.4	$0.9	56%	$0.9	56%
Current income tax expense (benefit) ($MM)	$26.2	$41.1	(36%)	$33.7	(22)%
Deferred income tax expense (benefit) ($MM)	$(9.0)	$(3.5)	157%	$(1.1)	718%
Total production expense (excluding offshore workovers and stock compensation) of $36.5 million in Q4 2024 was a 14% decrease compared to Q3 2024 and a 21% decrease compared to the same period in 2023. The decrease in Q4 2024 was primarily driven by lower production expense in Egypt and Côte d'Ivoire in the quarter.
Q4 2024 and Q3 2024 had minimal offshore workover expense, while Q4 2023 had no workover expense.
Q4 2024 production expense per BOE, excluding offshore workover expense, was $19.52 per BOE which was lower than Q4 2023, primarily due to the increased sales associated with the purchase of the Côte d'Ivoire asset, and slightly lower than Q3 2024.
Depreciation, depletion and amortization (“DD&A”) expense for Q4 2024 was $37.0 million which was lower than $47.0 million in Q3 2024 and higher than $20.3 million in Q4 2023. The decrease in Q4 2024 DD&A expense compared to Q3 2024 is due primarily to the impact of the year end depletion adjustments based on the year end reserve reports. The increase in Q4 2024 DD&A expense compared to Q4 2023 is due to higher depletable costs in Côte d'Ivoire partially offset by lower depletable costs in Gabon, Egypt, and Canada.
General and administrative (“G&A”) expense, excluding stock-based compensation, increased to $7.1 million in Q4 2024 from $6.0 million in Q3 2024 and from $6.1 million in Q4 2023. The increase in G&A expenses compared to both Q3 2024 and Q4 2023 was primarily due to higher professional service fees, salaries and wages, and accounting and legal fees. Q4 2024 cash G&A was within the Company’s guidance.

Non-cash stock-based compensation expense was $1.4 million for Q4 2024 compared to $0.9 million for Q4 2023. Non-cash stock-based compensation expense for Q3 2024 was $0.9 million.
Other income (expense), net, was an expense of $9.7 million for Q4 2024, compared to other income of $0.6 million during Q4 2023 and an expense of $0.5 million for Q3 2024. Other income (expense), net, normally consists of foreign currency losses. Also in Q4 2024, Vaalco recorded a reduction in the bargain purchase gain of $6.4 million as a result of the change in fair value estimates of the net assets acquired in the Svenska acquisition.

Foreign income taxes for Gabon are settled by the government taking oil in-kind. Q4 2024 income tax expense was an expense of $17.2 million and is comprised of current tax expense of $26.2 million and deferred tax benefit of $9.0 million. Current quarter tax was impacted by non-deductible items (such as the Svenska transaction costs) and the change in market value of tax barrels due to Gabon State mark-to-market at quarter end. Q3 2024 income tax expense was an expense of $32.6 million and is comprised of current tax expense of $33.7 million and deferred tax benefit of $1.1 million. Q4 2023 income tax expense was an expense of $37.6 million, comprised of $41.1 million of current tax expense and a deferred tax benefit of $3.5 million. For all periods, Vaalco’s overall effective tax rate was impacted by non-deductible items associated with tax rates in foreign jurisdictions higher than the US statutory rate and by non-deductible items associated with operations.

Taxes paid by jurisdiction are as follows:

(in thousands)	Gabon	Egypt	Canada	Equatorial Guinea	Cote d'Ivoire	Corporate and Other	Total
Cash/In Kind Taxes Paid:
Three months ended December 31, 2024	$852	$9,819	—	—	$4,624	—	$15,295

Financial Update – Full Year 2024

The Company reported net income for the year ended December 31, 2024 of $58.5 million, which is a decrease from the $60.4 million reported for the same period in 2023. The decrease in net income was primarily due to increased DD&A expense, production expenses and credit losses partially offset by higher revenues and a bargain purchase gain related to the Svenska acquisition.

NRI production volumes for full year 2024 were up 6.8% to 7.3 MMBOE compared to 6.8 MMBOE production for the prior year. The increase was driven primarily by production from the assets acquired in the Svenska Acquisition. NRI sales volumes for full year 2024 were up 6.3% to 7.3 MMBOE compared to 6.8 MMBOE sales for the prior year. Crude oil sales are a function of the number and size of crude oil liftings in each quarter and do not always coincide with volumes produced in any given period.

The average realized crude oil price for the year ended December 31, 2024 was $65.64 per barrel, representing a decrease of 0.3% from $65.83 realized in the twelve months of 2023. This slight decrease in crude oil price reflects the softening in commodity pricing over the past year.

Year to Date Summary - Sales and Net Revenue
$ in thousands	Year Ended December 31, 2024					Year Ended December 31, 2023
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	236,221	250,946	28,418	95,082	$610,667	294,577	272,613	28,287	—	$595,477
NGL Sales	—	—	7,859	—	7,859	—	—	8,440	—	8,440
Gas Sales	—	—	1,849	—	1,849	—	—	3,467	—	3,467
Gross Sales	236,221	250,946	38,126	95,082	620,375	294,577	272,613	40,194	—	607,384

Selling Costs & carried interest	2,276	(531)	(1,131)	—	614	5,301	(995)	(702)	—	3,604
Royalties & taxes	(32,543)	(104,449)	(5,009)	—	(142,001)	(39,532)	(110,569)	(5,821)	—	(155,922)

Net Revenue	205,954	145,966	31,986	95,082	478,988	260,346	161,049	33,671	—	455,066

Oil Sales MMB (working interest)	2,971	3,791	402	1,223	8,387	3,569	4,055	394	—	8,018
Average Oil Price Received	$79.52	$66.20	$70.66	$77.74	$72.81	$82.54	$67.22	$71.88	—	$74.27
Change					(2)%
Average Brent Price					$80.52					$82.49
Change					(2)%

Gas Sales MMCF (working interest)	—	—	1,772	—	1,772	—	—	1,798	—	1,798
Average Gas Price Received	—	—	$1.04	—	$1.04	—	—	$1.93	—	$1.93
Change					(46)%
Average Aeco Price ($USD)	—	—	$1.05	—	$1.05	—	—	$1.92	—	$1.92
Change					(45)%

NGL Sales MMB (working interest)	—	—	309	—	309	—	—	317	—	317
Average Liquids Price Received	—	—	$25.46	—	$25.46	—	—	$26.58	—	$26.58
Change					(4)%
Capital Investments/Balance Sheet
For the fourth quarter of 2024, net capital expenditures totaled $41.5 million on a cash basis and $36.4 million on an accrual basis. For the full year 2024, net capital expenditures totaled $103.0 million on a cash basis and $109.4 million on an accrual basis. These expenditures were primarily related to costs associated with the development drilling programs in Egypt and Canada, as well as maintenance, project costs and long lead items for Gabon and Côte d'Ivoire.
At the end of the fourth quarter of 2024, Vaalco had an unrestricted cash balance of $82.6 million. Working capital at December 31, 2024 was $56.2 million compared with $100.7 million at December 31, 2023, while Adjusted Working Capital at December 31, 2024 totaled $73.1 million.
In March 2025, Vaalco entered into a new revolving credit facility the (“new facility”) with an initial commitment of $190 million and the ability to grow to $300 million, led by The Standard Bank of South Africa Limited, Isle of Man Branch with other participating banks and financial partners. This new facility, which is subject to customary administrative conditional precedents, replaces the Company’s existing undrawn revolving credit facility that was provided by Glencore Energy UK Ltd. The Company arranged the new facility primarily to provide short-term funding that may be needed from time-to-time to supplement its internally generated cash flow and cash balance as it executes its planned investment programs across its diversified asset base over the next few years.

Quarterly Cash Dividend
Vaalco paid a quarterly cash dividend of $0.0625 per share of common stock for the fourth quarter of 2024 on December 20, 2024. The Company also recently announced its next quarterly cash dividend of $0.0625 per share of common stock for the first quarter of 2025 ($0.25 annualized), to be paid on March 28, 2025 to stockholders of record at the close of business on February 28, 2025. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Vaalco Board of Directors.
Hedging
The Company continued to opportunistically hedge a portion of its expected future production to lock in strong cash flow generation to assist in funding its capital and shareholder returns programs.
The following includes hedges remaining in place as of the end of the fourth quarter of 2024:

				Weighted Average Hedge Price ($/Bbl)
Settlement Period	Type of Contract	Index	Average Volumes Hedged (Bbl)	Floor	Ceiling
January 2025 - March 2025	Collars	Dated Brent	70,000	$65.00	$85.00
April 2025 - June 2025	Collars	Dated Brent	70,000	$65.00	$81.00

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average SWAP Price in CAD
			(GJ)[b]	(per GJ)
January 2025 - March 2025	Swap	AECO (7A)	67,000	$2.80
a)One gigajoule (GJ) equals one billion joules (J). A gigajoule of natural gas is about 25.5 cubic metres at standard conditions.
Subsequent to December 31, 2024, the Company entered into the following additional derivative contracts to cover its future anticipated production:

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)
July 2025 - September 2025	Collars	Dated Brent	60,000	$65.00	$80.00

2025 Guidance:
The Company has provided first quarter 2025 guidance and its full year 2025 guidance. All of the quarterly and annual guidance is detailed in the tables below.

		FY 2025	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	19250 - 22310	7000 - 8300	9750 - 11100	2200 - 2600	300 - 310
Production (BOEPD)	NRI	14500 - 16710	6200 - 7100	6200 - 7200	1800 - 2100	300 - 310
Sales Volume (BOEPD)	WI	19850 - 22700	7300 - 8300	9750 - 11100	2200 - 2600	600 - 700
Sales Volume (BOEPD)	NRI	14900 - 17200	6300 - 7200	6200 - 7200	1800 - 2100	600 - 700
Production Expense (millions)	WI & NRI	$148.5 - $161.5 MM
Production Expense per BOE	WI	$18.00 - $21.50
Production Expense per BOE	NRI	$24.00 - $28.00
Offshore Workovers (millions)	WI & NRI	$0 - $10 MM
Cash G&A (millions)	WI & NRI	$25.0 - $31.0 MM
CAPEX excluding acquisitions (millions)	WI & NRI	$270 - $330 MM
DD&A ($/BOE)	NRI	$18.00 - $22.00

		Q1 2025	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	21550 - 22750	8000 - 8600	10000 - 10500	2300 - 2500	1250 - 1250
Production (BOEPD)	NRI	16550 - 17650	6900 - 7500	6500 - 6900	1900 - 2100	1250 - 1250
Sales Volume (BOEPD)	WI	22900 - 24300	8000 - 8700	10000 - 10500	2300 - 2500	2600 - 2700
Sales Volume (BOEPD)	NRI	18000 - 19200	7000 - 7600	6500 - 6900	1900 - 2100	2600 - 2700
Production Expense (millions)	WI & NRI	$38.2 - $43.8 MM
Production Expense per BOE	WI	$17.00 - $21.00
Production Expense per BOE	NRI	$21.00 - $27.00
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$6.0 - $8.0 MM
CAPEX excluding acquisitions (millions)	WI & NRI	$70 - $90 MM
DD&A ($/BOE)	NRI	$18.00 - $22.00

Conference Call
As previously announced, the Company will hold a conference call to discuss its fourth quarter 2024 financial and operating results, Friday, March 14, 2025, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “Vaalco Energy Fourth Quarter 2024 Conference Call.” This call will also be webcast on Vaalco’s website at www.vaalco.com. An archived audio replay will be available on Vaalco’s website.
A “Q4 2024 Supplemental Information” investor deck will be posted to Vaalco’s website prior to its conference call on March 14, 2025 that includes additional financial and operational information.
About Vaalco
Vaalco, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with a diverse portfolio of production, development and exploration assets across Gabon, Egypt, Côte d'Ivoire, Equatorial Guinea, Nigeria and Canada.
For Further Information

Vaalco Energy, Inc. (General and Investor Enquiries)	+00 1 713 543 3422
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Barry Archer	VAALCO@buchanan.uk.com
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding Vaalco's ability to effectively integrate assets and properties it has acquired as a result of the Svenska acquisition into its operations; (iii) expectations regarding future exploration and the development, growth and potential of Vaalco’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iv) expectations regarding future acquisitions, investments or divestitures; (v) expectations of future dividends; (vi) expectations of future balance sheet strength; and (vii) expectations of future equity and enterprise value.
Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of Vaalco; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; risks relating to the timing and costs of completion for scheduled maintenance of the FPSO servicing the Baobab field; and the risks described under the caption “Risk Factors” in Vaalco’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.
Dividends beyond the first quarter of 2025 have not yet been approved or declared by the Board of Directors for Vaalco. The declaration and payment of future dividends remains at the discretion of the Board and will be determined based on Vaalco’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on Vaalco common stock, the Board may revise or terminate the payment level at any time without prior notice.
Any forward-looking statement made by Vaalco in this press release is based only on information currently available to Vaalco and speaks only as of the date on which it is made. Except as may be required by applicable securities laws, Vaalco undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
PV-10 Value and Probable Reserves
PV-10 is a non-GAAP financial measure and represents the period-end present value of estimated future cash inflows from VAALCO’s reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows. PV-10 values for 2P WI CPR reserves have been calculated using VAALCO’s management assumptions for timing, escalated crude oil price and cost in the case of 2P WI CPR reserves. PV-10 generally differs from standardized measure, the most directly comparable GAAP financial measure, because it generally does not include the effects of income taxes; however, VAALCO’s PV-10 does include the effect of income taxes. PV-10 is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties. VAALCO’s PV-10 includes the effect of income taxes. Neither PV-10 nor the standardized measure purports to represent the fair value of the Company’s crude oil and natural gas reserves.
VAALCO has provided summations of its PV-10 for its proved and probable reserves on a 2P WI CPR basis in this press release. The SEC strictly prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves and accordingly it is not practicable to reconcile the PV-10 value of 2P WI CPR reserves to a GAAP measure, such as the standardized measure. Investors should be cautioned that estimates of PV-10 of probable reserves, as well as the underlying volumetric estimates, are inherently more uncertain of being recovered and realized than comparable measures for proved reserves. Further, because estimates of probable reserve volumes have not been adjusted for risk due to this uncertainty of recovery, their summation may be of limited use. Nonetheless, VAALCO believes that PV-10 estimates for probable reserves present useful information for investors about the future net cash flows of its reserves in the absence of a comparable GAAP measure such as standardized measure.
WI CPR Reserves
WI CPR reserves represent proved (“1P”) and proved plus probable (“2P”) estimates as reported by NSAI and GLJ and prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers. The SEC definitions of proved and probable reserves are different from the definitions contained in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers. As a result, 1P and 2P WI CPR reserves may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC definitions.
1P and 2P WI CPR reserves, as disclosed herein, may differ from the SEC definitions of proved and probable reserves because:
•Pricing for SEC is the average closing price on the first trading day of each month for the prior year which is then held flat in the future, while the 1P and 2P WI CPR pricing assumption was $79.79 per barrel of oil beginning in 2025, $69.79 in 2026, and inflating 2% thereafter; and
•Lease operating expenses are typically not escalated under the SEC’s rules, while for the WI CPR reserves estimates, they are escalated at 2% annually beginning in 2025.
Management uses 1P and 2P WI CPR reserves as a measurement of operating performance because it assists management in strategic planning, budgeting and economic evaluations and in comparing the operating performance of Svenska to other companies. Management believes that the presentation of 1P and 2P WI CPR reserves is useful to its international investors, particularly those that invest in companies trading on the London Stock Exchange, in order to better compare reserve information to other London Stock Exchange-traded companies that report similar measures. However, 1P and 2P WI CPR reserves should not be used as a substitute for proved reserves calculated in accordance with the definitions prescribed by the SEC. In evaluating Vaalco’s business, investors should rely on Vaalco’s SEC proved reserves and consider 1P and 2P WI CPR reserves only supplementally.

Other Oil and Gas Advisories
Investors are cautioned when viewing BOEs in isolation. BOE conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalencies described above, utilizing such equivalencies may be incomplete as an indication of value.
Inside Information
This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of Vaalco is Matthew Powers, Corporate Secretary of Vaalco.

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	December 31,
	2024	2023
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$82,650	$121,001
Receivables:
Trade, net of allowances for credit loss and other of $0.2 million and $0.5 million, respectively	94,778	44,888
Accounts with joint venture owners, net of allowance for credit losses of $1.5 million and $0.8 million, respectively	179	1,814
Foreign income taxes receivable	—	—
Egypt receivables and other, net of allowances for credit loss and other of $0.0 million and $4.6 million, respectively	35,763	45,942
Other current assets	24,557	14,496
Total current assets	237,927	228,141
Crude oil, natural gas and NGLs properties and equipment, net	538,103	459,786
Other noncurrent assets:
Right of use operating lease assets	17,254	2,378
Right of use finance lease assets	79,849	89,962
Deferred tax assets	55,581	29,242
Other long-term assets	26,236	13,707
Total assets	$954,950	$823,216
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$181,728	$127,475
Asset retirement obligations	78,592	47,343
Operating lease liabilities - net of current portion	13,903	33
Finance lease liabilities - net of current portion	67,377	78,293
Deferred tax liabilities	93,904	73,581
Other long-term liabilities	17,863	17,709
Total liabilities	453,367	344,434
Total shareholders' equity	501,583	478,782
Total liabilities and shareholders' equity	$954,950	$823,216

VAALCO ENERGY, INC AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Year Ended
	December 31, 2024	December 31, 2023	September 30, 2024	December 31, 2024	December 31, 2023
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$121,721	$149,154	$140,334	$478,988	$455,066
Operating costs and expenses:
Production expense	36,641	46,397	42,324	163,500	153,157
FPSO demobilization and other costs	—	1,837	—	—	7,484
Exploration expense	—	706	—	48	1,965
Depreciation, depletion and amortization	37,047	20,344	47,031	143,034	115,302
General and administrative expense	8,454	7,005	6,929	29,684	23,840
Credit losses and other	1,082	(7,343)	69	6,304	(4,906)
Total operating costs and expenses	83,224	68,946	96,353	342,570	296,842
Other operating income, net	10	731	102	78	433
Operating income	38,507	80,939	44,083	136,496	158,657
Other income (expense):
Derivative instruments gain (loss), net	(365)	2,500	210	(745)	232
Interest expense, net	(1,092)	(1,077)	(588)	(3,732)	(6,452)
Bargain purchase gain	(6,366)	—	—	13,532	(1,412)
Other income (expense), net	(1,828)	(797)	(141)	(5,754)	(894)
Total other income (expense), net	(9,651)	626	(519)	3,301	(8,526)
Income before income taxes	28,856	81,565	43,564	139,797	150,131
Income tax expense	17,192	37,574	32,574	81,307	89,777
Net income	$11,664	$43,991	$10,990	$58,490	$60,354
Other comprehensive income (loss):
Currency translation adjustments	(5,975)	2,036	1,655	(7,842)	1,701
Comprehensive income	$5,689	$46,027	$12,645	$50,648	$62,055

Basic net income per share:
Net income per share	$0.11	$0.41	$0.10	$0.56	$0.56
Basic weighted average shares outstanding	103,743	104,893	103,743	103,669	106,376
Diluted net income per share:
Net income per share	$0.11	$0.41	$0.10	$0.56	$0.56
Diluted weighted average shares outstanding	103,812	105,020	103,842	103,747	106,555

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2024	2023	2022
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$58,490	$60,354	$51,890
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	143,034	115,302	48,143
Bargain purchase gain	(13,532)	1,412	(10,819)
Exploration expense	48	1,841	—
Deferred taxes	(16,785)	(2,864)	44,805
Unrealized foreign exchange loss	8	52	(1,043)
Stock-based compensation	4,435	3,323	2,200
Cash settlements paid on exercised stock appreciation rights	(154)	(378)	(827)
Derivative instruments (gain) loss, net	745	(232)	37,812
Cash settlements paid on matured derivative contracts, net	(453)	(127)	(42,935)
Cash settlements paid on asset retirement obligations	(368)	(6,747)	(6,577)
Credit losses and other	6,304	7,543	3,082
Other operating loss, net	34	55	(38)
Equipment and other expensed in operations	2,505	3,196	2,052
Change in operating assets and liabilities	(70,594)	40,867	1,101
Net cash provided by operating activities	113,718	223,597	128,846
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(102,996)	(97,223)	(159,897)
Acquisition of crude oil and natural gas properties	877	—	36,686
Net cash used in investing activities	(102,119)	(97,223)	(123,211)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	447	673	312
Dividend distribution	(26,216)	(26,772)	(9,354)
Treasury shares	(6,803)	(23,570)	(3,805)
Deferred financing costs	—	—	(2,069)
Payments of finance lease	(10,477)	(7,150)	(3,039)
Net cash used in in financing activities	(43,048)	(56,819)	(17,955)
Effects of exchange rate changes on cash	(3)	(153)	(218)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(31,452)	69,402	(12,538)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	129,178	59,776	72,314
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$97,726	$129,178	$59,776

VAALCO ENERGY, INC AND SUBSIDIARIES
Selected Financial and Operating Statistics
(Unaudited)

	Three Months Ended			Year ended
	December 31, 2024	December 31, 2023	September 30, 2024	December 31, 2024	December 31, 2023
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,872	1,994	2,134	7,262	6,832
Average daily sales volumes (BOE)	20,352	21,912	23,198	19,843	18,718

WI PRODUCTION DATA
Etame Crude oil (MBbl)	791	887	810	3,199	3,674
Gabon Average daily production volumes (BOEPD)	8,598	9,641	8,800	8,741	10,066

Egypt Crude oil (MBbl)	923	1,024	964	3,791	4,055
Egypt Average daily production volumes (BOEPD)	10,035	11,126	10,480	10,357	11,111

Canada Crude Oil (MBbl)	99	77	112	402	394
Canada Natural Gas (Mcf)	431	471	449	1,772	1,798
Canada Natural Gas Liquid (MBOE)	75	81	82	309	317
Canada Crude oil, natural gas and natural gas liquids (MBOE)	246	236	269	1,006	1,011
Canada Average daily production volumes (BOEPD)	2,669	2,563	2,923	2,749	2,769

Côte d'Ivoire Crude oil (MBbl)	368	—	415	1,058	—
Côte d'Ivoire Average daily production volumes (BOEPD)	3,997	—	4,506	2,891	—

Total Crude oil, natural gas and natural gas liquids production (MBOE)	2,328	2,147	2,458	9,054	8,740
Average daily production volumes (BOEPD)	25,300	23,330	26,709	24,738	23,946

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	688	772	704	2,783	3,196
Gabon Average daily production volumes (BOEPD)	7,481	8,391	7,652	7,605	8,756

Egypt Crude oil (MBbl)	644	697	657	2,585	2,771
Egypt Average daily production volumes (BOEPD)	7,001	7,576	7,141	7,063	7,593

Canada Crude Oil (MBbl)	85	63	95	350	336
Canada Natural Gas (Mcf)	371	384	380	1,542	1,533
Canada Natural Gas Liquid (MBOE)	64	66	69	269	271
Canada Crude oil, natural gas and natural gas liquids (MBOE)	211	193	227	870	862
Canada Average daily production volumes (BOEPD)	2,296	2,098	2,471	2,377	2,361

Côte d'Ivoire Crude oil (MBbl)	368	—	415	1,058	—
Côte d'Ivoire Average daily production volumes (BOEPD)	3,997	—	4,506	2,891	—

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,911	1,662	2,003	7,296	6,829
Average daily production volumes (BOEPD)	20,775	18,065	21,770	19,936	18,710

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$65.69	$73.98	$69.07	$68.63	$69.30
Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$64.77	$73.96	$65.41	$65.64	$65.83
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives)	$64.48	$73.89	$65.39	$65.58	$65.81

COSTS AND EXPENSES (Per BOE of sales):
Production expense	19.57	$23.27	$19.83	$22.51	$22.42
Production expense, excluding offshore workovers and stock compensation*	19.49	$23.25	$19.80	$22.48	$22.59
Depreciation, depletion and amortization	19.79	$10.20	$22.04	$19.69	$16.88
General and administrative expense**	4.52	$3.51	$3.25	$4.09	$3.49
Property and equipment expenditures, cash basis (in thousands)	$41,466	$19,858	$12,431	$102,996	$97,223
*Offshore workover costs excluded for the three months ended December 31, 2024 and 2023 and September 30, 2024 are $0.1 million, $0 million and $0.1 million, respectively.
*Stock compensation associated with production expense excluded from the three months ended December 31, 2024 and 2023 and September 30, 2024 are immaterial.
**General and administrative expenses include $0.72, $0.50 and $0.52 per barrel of oil related to stock-based compensation expense in the three months ended December 31, 2024 and 2023 and September 30, 2024, respectively.
NON-GAAP FINANCIAL MEASURES
Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income, plus deferred income tax expense (benefit), unrealized derivative instrument loss (gain), bargain purchase gain on the Svenska Acquisition, FPSO demobilization, transaction costs related to the Svenska acquisition and non-cash and other items.
Adjusted EBITDAX is a supplemental non-GAAP financial measure used by Vaalco’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry. Management believes the measure is useful to investors because it is as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income, plus interest expense (income) net, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, FPSO demobilization, non-cash and other items including stock compensation expense, bargain purchase gain on the Svenska Acquisition, other operating (income) expense, net, non-cash purchase price adjustment, transaction costs related to acquisition, credit losses and other and unrealized derivative instrument loss (gain).
Management uses Adjusted Working Capital as a transition tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.
Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, effects of exchange rate changes on cash and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non-GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.

Free Cash Flow has significant limitations, including that it does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP. Free Cash Flow should not be considered as a substitute for cashflows from operating activities before discontinued operations or any other liquidity measure presented in accordance with GAAP. Free Cash Flow may vary among other companies. Therefore, the Company’s Free Cash Flow may not be comparable to similarly titled measures used by other companies.
Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss), and the calculation of these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow may not be comparable to similarly titled measures used by other companies.
The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX, Adjusted Working Capital and Free Cash Flow.

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

	Three Months Ended			Year Ended
Reconciliation of Net Income to Adjusted Net Income	December 31, 2024	December 31, 2023	September 30, 2024	December 31, 2024	December 31, 2023
Net income	$11,664	$43,991	$10,990	$58,490	$60,354
Adjustment for discrete items:
Unrealized derivative instruments loss (gain)	96	(2,565)	(192)	292	(359)
Bargain purchase gain	6,366	—	—	(13,532)	1,412
FPSO demobilization	—	1,837	—	—	7,484
Deferred income tax expense (benefit)	(11,781)	(3,538)	(3,089)	(20,332)	(2,865)
Non-cash purchase price adjustment	—	—	—	14,981	—
Transaction costs related to acquisition	508	—	327	3,910	—
Other operating (income) expense, net	(10)	(731)	(102)	(78)	(418)
Adjusted Net Income	$6,843	$38,994	$7,934	$43,731	$65,608

Diluted Adjusted Net Income per Share	$0.07	$0.37	$0.08	$0.42	$0.62
Diluted weighted average shares outstanding (1)	103,812	105,020	103,842	103,747	106,555
(1)No adjustments to weighted average shares outstanding

	Three Months Ended			Year Ended
Reconciliation of Net Income to Adjusted EBITDAX	December 31, 2024	December 31, 2023	September 30, 2024	December 31, 2024	December 31, 2023
Net income	$11,664	$43,991	$10,990	$58,490	$60,354
Add back:
Interest expense (income), net	1,092	1,077	588	3,732	6,452
Income tax expense (benefit)	17,192	37,574	32,574	81,307	89,777
Depreciation, depletion and amortization	37,047	20,344	47,031	143,034	115,302
Exploration expense	—	706	—	48	1,965
FPSO demobilization	—	1,837	—	—	7,484
Non-cash or unusual items:
Stock-based compensation	1,196	991	1,479	4,558	3,323
Unrealized derivative instruments loss (gain)	96	(2,565)	(192)	292	(359)
Bargain purchase gain	6,366	—	—	(13,532)	1,412
Other operating (income) expense, net	(10)	(731)	(102)	(78)	(418)
Non-cash purchase price adjustment	—	—	—	14,981	—
Transaction costs related to acquisition	508	—	327	3,910	—
Credit losses and other	1,082	(7,343)	69	6,304	(4,906)
Adjusted EBITDAX	$76,233	$95,881	$92,764	$303,046	$280,386

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	December 31, 2024	December 31, 2023	Change
Current assets	$237,927	$228,141	$9,786
Current liabilities	(181,728)	(127,475)	(54,253)
Working capital	56,199	100,666	(44,467)
Add: lease liabilities - current portion	16,895	12,475	4,420
Add: current liabilities - discontinued operations	—	673	(673)
Adjusted Working Capital	$73,094	$113,814	$(40,720)

Year Ended December 31, 2024
Reconciliation of Free Cash Flow	(in thousands)
Net cash provided by Operating activities	$113,718
Net cash used in Investing activities	(102,119)
Net cash used in Financing activities	(43,048)
Effects of exchange rate changes on cash	(3)
Total net cash change	(31,452)

Add back shareholder cash out:
Dividends paid	26,215
Stock buyback	6,802
Total cash returned to shareholders	33,017

Free Cash Flow	$1,565